Exhibit 99.1

July 14, 2009

YRC Worldwide Makes Significant Progress on Comprehensive Plan

•    Teamsters Employees to Vote on Labor Contract Modifications

•    Bank Amendment Finalized to Extend Revolver Capacity

•    Second Quarter Earnings Release Planned for July 30

OVERLAND PARK, KAN.—YRC Worldwide Inc. (NASDAQ: YRCW) announced today significant progress on its previously announced comprehensive plan to realize efficiencies from the YRC integration, restore financial strength, and position its operating companies for future success. The company’s progress report includes updates on two key areas of its plan.

Teamsters to vote on contract modifications

YRC Worldwide announced today that its employees represented by the International Brotherhood of Teamsters (“IBT”) will soon vote on modifying the company’s current labor agreement. In addition to a five percent incremental wage reduction, the proposed modified agreement includes an 18 month cessation of union pension fund contributions, which will not require repayment at a later date.

“This is another step in our ongoing strategic plan to restore the financial strength of our company,” said Bill Zollars, Chairman, President and CEO of YRC Worldwide. “Modifications to the labor agreement will help us reduce our cost structure, preserve operating capital and increase our competitiveness.” In addition, YRC Worldwide is continuing discussions to address the structural inequities of multi-employer pension plans to determine a long-term solution. Zollars said, “We continue to have ongoing, productive dialogues with all our stakeholders, including the bondholders and pension funds.”

The modifications would create an approximate $45 million per month savings, which begins immediately upon ratification, and grows to an approximate $50 million per month savings in 2010. In exchange, the Teamsters employees would receive options for 20 percent of the outstanding shares of YRC Worldwide stock, pending shareholder approval. This will allow them to further share in future company performance through stock price appreciation. YRC Worldwide also will appoint an additional member to its board of directors who is mutually agreed upon by the company and the negotiating committee. Additional details regarding the terms of the proposed contract modifications can be found in the current report filed today with the Securities and Exchange Commission.

Last year, non-union employees of YRC Worldwide began contributing to cost structure reductions at the same or a greater percentage of their total compensation as union employees. This includes modifications to the non-union pension, retirement and other benefit programs in addition to salary and wage reductions. “During this severe economic recession, I am gratified by the continued partnership, professionalism and commitment of our union and non-union employees to make personal sacrifices to achieve long-term success for our company and our customers,” said Zollars.

Lender group support and discussions continue

Today the company announced that it finalized an amendment to its revolving credit facility with its lenders to extend the revolver reserve through July 31, 2009. During this extension, YRC Worldwide and its lenders will work collaboratively to reach agreement on options for longer-term modifications to its existing credit facilities. The revolver reserve was initially established in February 2009 to serve as a temporary reserve against the revolver capacity as the company sold real estate collateralized to the lenders.

Second quarter earnings scheduled

YRC Worldwide plans to release second quarter 2009 earnings after market close on Thursday, July 30, 2009.

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Certain statements in this news release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (each a “forward-looking statement”). Forward-looking statements include those preceded by, followed by or include the words “will,” “would” or similar expressions. The company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) whether the employees covered by the National Master Freight Agreement ratify the modification to that agreement, inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the combination of the sales, operations and networks of Yellow Transportation and Roadway, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The actual savings from the proposed modification to the National Master Freight Agreement would be determined by actual levels of employment. A number of other IBT bargaining units and bargaining units represented by other unions are not subject to the National Master Freight Agreement. The company’s estimates of cost savings also assume that a significant number of these additional bargaining units ratify similar proposals.

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YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Logistics, New Penn, Holland, Reddaway and YRC Glen Moore. Building on the strength of its heritage brands, Yellow Transportation and Roadway, the enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 49,000 people.

Investor Contact:	Sheila Taylor	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	sheila.taylor@yrcw.com		sdawson@lakpr.com